News

EXHIBIT 99.1

The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ 07645

Investor contact: William J. Moss
Vice President, Treasurer
(201) 571-4019

Press contact: Richard P. De Santa
Senior Director, Corporate Affairs
(201) 571-4495

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. ANNOUNCES
NET INCOME OF $41 MILLION FOR THIRD QUARTER
ENDED DECEMBER 2, 2006
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OPERATING INCOME CONTINUES TO IMPROVE, ESPECIALLY IN CORE
NORTHEAST OPERATIONS

MONTVALE, NJ – January 9, 2007 – The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol: GAP) announced unaudited fiscal 2006 third quarter and year to date results for the 12 and 40 weeks ended December 2, 2006.

U.S. sales for the third quarter were $1.54 billion, compared with $1.58 billion in the third quarter of last year. U.S. comparable store sales decreased 3% vs. year-ago mainly due to the sales lift post Hurricane Katrina in its New Orleans operations and difficult economic conditions in its Midwest operations. Comparable store sales in its core Northeast operations were flat in the third quarter. Net income for the quarter was $41 million or $.97 per diluted share this year versus a loss of $71 million or $1.74 per diluted share last year. Net income for the current quarter includes a tax benefit of $45 million or $1.07 per share relating to the recognition of foreign tax credits arising from finalization, for income tax purposes, of the Accumulated Earnings and Profits of the Company’s Canadian operations, which was sold in August 2005.

The results for the third quarter of fiscal years 2006 and 2005 include items the Company considers non-operating in nature that management excludes when evaluating the results of the U.S. ongoing business. These items are listed on Schedule 3 of the press release. Excluding these items, adjusted U.S. loss from operations was $16 million in the third quarter of fiscal 2006 versus a loss of $21 million in last year’s third quarter. Adjusted U.S. ongoing operating EBITDA, which is reconciled to net cash from operating activities on Schedule 4 of the press release, was $25 million in the third quarter of fiscal 2006, comparable to the $25 million in last year’s third quarter.

U.S. sales for the 40 weeks year to date were $5.2 billion versus $5.4 billion in 2005. Total sales of $7.1 billion for last year included sales of $1.7 billion related to A&P Canada which was sold in August 2005. U.S. total comparable store sales decreased 0.2% on a year-to-date basis and were similarly impacted by the items stated above. Comparable store sales for the Northeast increased .7%. Net income for year to date 2006 was $34 million or $.81 per diluted share compared to income of $431.7 million or $10.62 per diluted share for 2005, which included the gain on the sale of A&P Canada.

Fiscal 2006 and fiscal 2005 year to date results include the non-operating items listed on Schedule 3 of the press release. Excluding these items, adjusted U.S. loss from operations was $19 million for year to date 2006 versus a loss of $68 million for 2005. Adjusted U.S. ongoing operating EBITDA, which is reconciled to net cash from operating activities on Schedule 4, was $117 million for year to date 2006 versus $86 million in 2005.

Management cited the continued execution of key financial and business development strategies as the driver of significant progress during the quarter, including:

•	Net profitability in the quarter;
•	The sixth consecutive quarter of operating income improvement;
•	Strong earnings momentum in the Company’s Northeast operations;
•	11 conversions to the new fresh store format, with 26 conversions year to date generating strong double digit sales lift;
•	The successful launch of the reformatted Food Basics discount format;
•	The introduction of the new generation Food Emporium concept in Manhattan;
•	Acquisition of six supermarkets increasing the Company’s market presence in Philadelphia;
•	Ongoing cash and earnings flow from real estate and tax management strategies;
•	Continued benefits of previous cost reduction measures and ongoing controls.

Christian Haub, Executive Chairman of the Board, said, “I am pleased with A&P’s continued progress in the 3rd quarter towards our goal of sustainable profitability. While our sales performance was impacted by difficult comparisons to prior year results, we made solid progress in our core Northeast market. We made significant investments during the quarter in accordance with our strategy and these actions will contribute to sales and earnings growth in future periods. We achieved our sixth consecutive quarter of improved earnings, due in good measure to our merchandising evolution, our operating discipline and our ongoing expense controls. We remain focused on our turn-around strategy as well as the transformational consolidation opportunities that exist in our core Northeast markets.”

Eric Claus, President & Chief Executive Officer, said, “As previously mentioned, we remained focused on our operating, development and cost reduction strategies throughout the quarter. I am pleased with our progress as we remain on track with our long term strategic development and value creation. The renewal of our store network accelerated as we converted 11 stores to our new Fresh format. While the disruptions inherent in the remodeling process temporarily impacted volume in affected locations, we have consistently achieved renewed and profitable sales growth as work is completed – and look ahead to additional lift as we continue adding new generation fresh, discount and gourmet stores in our core markets. We also added six stores in our Philadelphia market late in the quarter strengthening our market position and contributing to future earnings growth. Finally, I am excited about the addition of Rebecca Philbert as Chief Merchandiser, whose experience with Safeway’s Lifestyle format will be an integral part of our capital and sales growth strategy.”

Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company operates 410 stores in 9 states and the District of Columbia under the following trade names: A&P, Waldbaum’s, The Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Sav-A-Center and Food Basics.

The Company invites investors and other interested parties to listen to a live audio Webcast to be held at 11:00 AM Eastern Time today, at which members of the Company’s senior management team will discuss the Company’s third quarter financial results. The Webcast may be accessed through a link on the “Investors” page of the Company’s Website, www.aptea.com. Listeners who cannot participate in the live broadcast will be able to hear a recorded replay of the broadcast beginning this afternoon and available until February 6, 2007.

Effective March 28, 2003, the Securities and Exchange Commission (“SEC”) adopted new rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such new rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “EBITDA” to evaluate the Company’s liquidity and it is among the primary measures used by management for planning and forecasting of future periods. EBITDA is defined as earnings before interest, taxes, depreciation, amortization, minority interest, equity in earnings of Metro, Inc., discontinued operations and the gain on the sale of A&P Canada. Ongoing, operating EBITDA is defined as EBITDA adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the U.S. ongoing business. The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these measures are also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other companies in its industry. Ongoing, operating EBITDA is reconciled to Net Cash provided by Operating Activities on Schedule 4 of this release.

This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers.

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